Exhibit 16.1

June 30, 2010

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: Designer Export, Inc

We have read the statements that we understand Designer Export, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith & Company, LLC
Certified Public Accountants